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                                                                     Exhibit 5.1

                           Jones, Day, Reavis & Pogue
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114

                                  May 19, 1997

Cole National Corporation
5915 Landerbrook Drive
Mayfield Heights, Ohio  44124

                  Re:      79,655 Shares of Class A Common Stock,
                           par value $.001 per share, of Cole National
                           Corporation
                           -------------------------------------------

Dear Ladies and Gentlemen:

                  We are acting as counsel for Cole National Corporation, a Delaware corporation (the "Corporation"), in connection with the registration for resale of 79,655 shares of Class A Common Stock, par value $.001 per share, of the Corporation (the "Shares") acquired through the exercise of warrants pursuant to the Warrant Agreement, dated as of March 6, 1992, among the Company and certain warrantholders (the "Warrant Agreement").

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that:

                  The Shares are duly authorized, validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement No. 333-_____ on Form S-3 filed by the Corporation to effect registration of the Shares under the Securities Act of 1933 (the "Registration Statement"), and to the reference to us under the caption "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                            Very truly yours,

                                            /s/ Jones, Day, Reavis & Pogue

                                            Jones, Day Reavis & Pogue